                                                                  Exhibit (b)(2)



               Credit Line in the Amount of Euro 150,000,000
                       for Deutsche Post AG ("Borrower")


                                     (S) 1
                                  Credit Line

Westdeutsche Landesbank Girozentrale, London branch ("the Bank") shall make available to Borrower a variable credit line from June 2, 1999 through June 1, 2000 (365-day term) in the amount of euro 150,000,000 (one hundred and fifty million euros).


                                     (S) 2
                                  Utilization

(1) Borrower may utilize drawdowns under the credit line during the entire term.

(2) For each drawdown, Borrower may elect utilization in euros or in an Alternative Currency subject to the provisions of (S) 4. Alternative Currencies are the British Pound ("GBP") and every currency which is freely convertible and transferable on the London interbank market. The interbank market is the European interbank market for euros and for GBP and the other Alternative Currencies the London interbank market (the "relevant interbank market" respectively).

(3) The conditions for utilization are:

   (a) Borrower must have provided to the Bank no later than two banking days before the first payout a copy of a current certificate of registration together with the latest signature records.

   (b) Borrower must have sent to the Bank by no later than 10:00 a.m. (London time) two banking days before the Payout Date a written drawdown declaration (using the form attached hereto) specifying the date ("Payout Date"), the amount, the desired currency, the interest period (one, two, three, or six months) and the account to which the amount is to be transferred, if different from the account referred to in (S) 9 (1). If the drawdown declaration is transmitted by fax, the Bank shall confirm receipt of the declaration and at the same time advise Borrower of the interest rate. A banking day within the meaning of this agreement is a day on which the banks in Dusseldorf and London are open for business, or, in the case of utilizations in euros, the banks in Dusseldorf, London, and Brussels.


                                     (S) 3
                                Interest Periods

Each interest period shall begin on the respective Payout Date (inclusive of that date) and shall end on the Repayment Date (exclusive of that date). If an interest period would end on a day which is not a banking day, the interest period shall automatically be extended until the following banking day. However, the foregoing shall not apply if the following banking day would fall in a new calendar month. In such case, the interest period shall end on the banking day immediately preceding the end of the interest period.


                                     (S) 4
                              Alternative Currency

(1) In the event of selecting one of the Alternative Currencies, Borrower is entitled, subject to the approval of the Bank, to make use of the utilization or extension ((S) 5) of a tranche ("Drawdown") in an Alternative Currency. The Bank shall approve of the Drawdown if in its opinion the currency is available on the respective relevant interbank market. If this is not the case, or if it is impractical for the Drawdown to be paid out in an Alternative Currency due to other circumstances relating to the international currency markets, the Bank shall advise Borrower of same without delay.

(2) In the case of a Drawdown in an Alternative Currency, the Bank shall pay out to Borrower the respective euro equivalent in the Alternative Currency after the Bank has determined same on the basis of the exchange rate for which it would be able to buy the Alternative Currency on the interbank market at 11:00 a.m. London time on the second banking day before the payout. The Bank shall advise Borrower without delay of the equivalent value of the Drawdown in the Alternative Currency and of the underlying exchange rate.

(3) In the event that the drawdown amount is to be extended in a different currency than the one in which it was due in the current interest period, Borrower shall repay the drawdown amount on the last day of the current interest period in the currency in which it is due and make the following amount available to the Bank on the first day of the next interest period:
    (a) in the case of an extension of the drawdown amount due in an Alternative Currency, the original euro amount in euros and (b) in the case of an extension of a drawdown amount due in euros or an Alternative Currency, the amount calculated in accordance with the provision stipulated in paragraph 2.

(4) In the event that the drawdown amount is to be extended in the same Alternative Currency at the beginning of the next interest period as the currency in which it was due in the current interest period, and if the euro amount of the drawdown amount determined by the Bank on the basis of the exchange rate for which it could have purchased euros with the respective Alternative Currency on the interbank market at 11:00 a.m. London time two banking days before the beginning of the next interest period for the drawdown amount to be extended should be higher than 105% of the original euro amount, the Borrower shall repay in the respective currency the amount exceeding the original euro amount. If the euro amount of the drawdown amount thus determined should be lower than 95% of the original euro amount, the Bank shall make available to Borrower in the Alternative Currency the amount falling short of the original euro amount, providing there are no grounds for termination pursuant to (S) 9.

(5) No more than five currencies may be utilized at any one time.


                                     (S) 5
                              Repayment, Extension

(1) The repayment of each Drawdown shall occur on the last day of the applicable interest period in the currency of the respective Drawdown, unless the Borrower declares to the Bank that it wishes to utilize the funds made available to it for an additional interest period (which need not have the same term). The provisions concerning the drawdown declaration shall apply analogously to this extension declaration. If the repayment date should fall on a day which is not a banking day, the repayment date shall be the banking day immediately preceding that day.

(2) In the event of an extension in accordance with the foregoing paragraph, the repayment date of the expired interest period shall be deemed the payout date of the new interest period.


                                     (S) 6
                                    Interest

(1) Borrower shall pay the interest due on the amount of the respective utilization on the last day of each interest period.

(2) Interest shall be calculated on the basis of the days actually elapsed and a year of 360 days.

(3) The interest rate shall consist of the respective reference interest rate (paragraph 5) and a margin of 0.125%. The definitive interest rate shall be EURIBOR for utilizations in euros and LIBOR for utilizations in an Alternative Currency.

(4) The minimum reserve costs arising for a drawdown in GBP in London shall in any event be borne by the Borrower.

(5) (a)(i) LIBOR is the interest rate, expressed as an annual interest rate, determined and published by the information vendor appointed by the British Bankers Association at the relevant time (currently published on the respective Reuters page for the respective currency or on pages 3750 or 3740 of the Bridge Telerate Screen) which is quoted on the London interbank market two banking days prior to the first day of the respective interest period (interest determination date) around 11:00 a.m. (London time) for deposits in the respective currency having a term equivalent to the interest period.

    (ii) In the event that LIBOR cannot be determined in the manner described above because neither the information vendor nor another publication service publishes the interest rate in question, or if the Bank cannot determine the interest rate for other reasons, LIBOR for the following interest period shall be the arithmetic mean ascertained by the Bank (if applicable rounded up to the next sixteenth of a percent) of the interest rates cited to the Bank by the reference banks as the rate they offer on the interest determination date at or around 11:00 a.m. (London time) to first-class banks on the London interbank market for loans in the respective currency for the respective interest period. If one or more reference banks do not name such an interest rate, the arithmetic mean shall be calculated as described above on the basis of at least two quotations. Reference banks are the London headquarters of the following banks: Westdeutsche Landesbank Girozentrale, Midland Bank, and National Westminster Bank.

    (b)(i) EURIBOR is the interest rate, expressed as an annual interest rate, published on page 248 of the Bridge Telerate Screen or the Reuters page entitled "EURIBOR01" which is quoted on the European interbank market two banking days before the first day of the respective interest period around 11:00 a.m. Brussels time for deposits in euros having a term corresponding to the interest period; or

    (ii) if these pages or services are no longer available or relevant, that other page or that other service selected by WestLB for the purpose of advertising the average EURIBOR rate; or

    (iii) in the event that EURIBOR cannot be determined in the manner described above because neither the information vendor nor another publication service publishes the interest rate in question, or if the Bank cannot determine the interest rate for other reasons, EURIBOR for the interest period shall be the arithmetic mean ascertained by the Bank (if applicable rounded up to the next sixteenth of a percent) of the interest rates cited to the Bank by the reference banks as the rate they offer on the interest determination date at or around 11:00 a.m. (Brussels time) to first-class banks on the European interbank market for loans in euros for the respective interest period. Such arithmetic mean shall be based on at least two quotations.

    The reference banks are three first-class banks on the European interbank market to be named by WestLB.

    (c) In the event that on an interest determination date the provisions of
    (S) 6 (5)(a) or (b) are not applicable or cannot be implemented, the Bank shall as soon after the interest determination date as possible refinance the loan on an alternative basis in coordination with Borrower in such a manner that the refinancing costs plus the margin to be agreed upon pursuant to (S) 6 (3) prior to submission of the drawdown declaration are covered and the refinancing is retroactively effective as of the beginning of the new interest period.

                                     (S) 7
                           Interest for Late Payment

Amounts not paid by Borrower on the due date shall accrue interest as of the due date at the rate resulting from the sum of the interest rate for call money on the London interbank market or for euros on the European interbank market (respective selling rate), the margin to be agreed upon pursuant to (S) 6 (3), and a surcharge of 1% p.a. The right to provide proof of higher damages is reserved.


                                     (S) 8
                             Duties of the Borrower

Borrower has the following obligations from the day of concluding this Agreement until repayment of all amounts outstanding under this Agreement has been made in full:

(1) Borrower affirms that the payment obligations under this credit line represent direct, unconditional, unsecured, and unsubordinated obligations of the Borrower which subject to peremptory statutory exceptions rank equally with all other present and future unsecured and unsubordinated liabilities of the Borrower.

(2) Borrower shall ensure that until all of the amounts outstanding under this Agreement have been repaid in full it shall not pledge to other lenders or creditors for their accounts receivable from Borrower for loans provided for a term of up to four years any real or obligatory collateral without either involving the Bank in such collateral at equal ranking or pledging collateral of equivalent value. Pledging collateral on behalf of a national or supranational institution or body corporate under public law shall be excluded from this obligation as a condition for the granting of credit, providing the pledging of collateral is absolutely essential for the granting of a loan and the pledging of collateral which are officially or statutorily required.

(3) Borrower shall provide to the Bank its consolidated annual report and its individual financial statements as soon as same become available.

(4) Borrower guarantees that the fulfillment of its obligations under this Agreement shall not be adversely affected by insufficient Y2K compliance of its technical equipment. In the event that despite the aforementioned provision problems should arise with Borrower's technical equipment in connection with conversion to the year 2000, Borrower shall advise Bank of same immediately.


                                     (S) 9
                            Grounds for Termination

The Bank is entitled to demand immediate repayment of the outstanding principal plus accrued interest if:

(1) Borrower fails to repay any sum outstanding under this Agreement within three days of the due date despite being reminded of same by the Bank in due time, or

(2) Borrower fails to fulfill some other obligation under this Agreement within 30 days of being reminded to do so by the Bank, or

(3) there are any other important factors which could potentially prevent the Borrower from complying with the payment obligation or which could endanger the claims of the Bank.

                                     (S) 10
                                    Payments

(1) The Bank shall make payments to Borrower free of charges by transferring funds available on the due date to the account of the Borrower at Deutsche Postbank AG, Bank Routing No. 370 100 50, Account No. 2752 502 (or to another account to be named by Borrower to the Bank no later than with the drawdown declaration).

(2) Borrower shall make the payment by transferring free of charges the respective due amounts to an account to be named by the Bank for each instance. In the event that the Bank should fail to specify such an account on time, such account shall be the Bank's account at Landeszentralbank Nordrhein-Westfalen in Dusseldorf, Account No. 300 500 00. Funds shall be available on the due date. Borrower may specify a purpose for the funds when making the transfer.

(3) None of the parties is entitled to offset counterclaims from the payment claims of the other party or to assert rights of retention.

                                     (S) 11
                       Increase of the Refinancing Costs

(1) If after the conclusion of this Agreement statutory or official provisions should be issued or if the previous applicability of existing provisions should change and as a result increase the refinancing costs of the Bank, or if the Bank is obligated to make additional payments, Borrower shall be obligated upon corresponding proof supplied by the Bank to compensate same for increased costs or payments expended. The Bank shall advise Borrower of such provisions immediately following the announcement of same.

(2) If the Bank should assert a claim against Borrower pursuant to (S) 11 (1), [Borrower] shall be entitled to repay the respective loans together with accrued interest in advance after giving three banking days' notice.

                                     (S) 12
                                 Correspondence

Correspondence in connection with this Agreement shall be made in writing in the form of letters, telexes, faxes, or telegrams to the following addresses:

-----------------------------------------------------------------------------------------------
For the Borrower:                               For the Bank:
-----------------------------------------------------------------------------------------------
Deutsche Post AG                                 Westdeutsche Landesbank Girozentrale, London
Head Office                                      Branch
Attn: Dr. Brakmann/Mr. Wonneberger               Attention: Paul Lowder
                                                 51 Moorgate
-----------------------------------------------------------------------------------------------
Money and Capital Transactions Dept.             GB - London EC2R 6AE
-----------------------------------------------------------------------------------------------
 Fax: (49) 228/182 8961                           Fax: (44) 171 3748546
-----------------------------------------------------------------------------------------------

                                     (S) 13
                                  Assignments

The Bank may assign in whole or in part its claims under this Agreement and the Agreement as such within the WestLB group at any time without the approval of the Borrower.

                                     (S) 14
                                Final Provisions

(1) Any changes to this Agreement shall be made in writing.

(2) In the event that individual provisions of this Agreement should be invalid or unenforceable, the validity of the other provisions shall remain unaffected thereby. The invalid or unenforceable provisions shall be replaced by valid and enforceable provisions which most closely approximate the original intent in consideration of the interests of both parties.

(3) This Agreement is subject to the laws of the Federal Republic of Germany.

(4) The parties agree that Dusseldorf shall be the jurisdictional venue and place of performance for any lawsuits arising under this Agreement.

[initials]
Bonn, June 2, 1999        London, June 2, 1999


DEUTSCHE POST AG          WESTDEUTSCHE LANDESBANK GIROZENTRALE
                          LONDON BRANCH


s/                        s/  s/

                              Drawdown Declaration
                              --------------------

From:  DEUTSCHE POST AG

To:  Westdeutsche Landesbank Girozentrale, London Branch


Re:  DEUTSCHE POST AG
     Euro 150,000,000 Credit Line Dated June 2, 1999


Dear Sir or Madam:

We intend to utilize the above-referenced credit line. With reference to (S) 2 of the underlying agreement dated June 2, 1999, we request payout under the following conditions:

1.  Payout Date:
2.  Drawdown Amount in Euros:
3.  Drawdown Currency:
4.  Term of Interest Period:
5.  Account Number:
        (if different from (S) 10(1) of the agreement)


Sincerely,

DEUTSCHE POST AG